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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 30, 2003


                             COLONIAL TRUST COMPANY
             (Exact name of registrant as specified in its charter)

                               Commission File No.
                                    000-18887

         Arizona                                          75-2294862
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)

5336 N. 19TH Avenue, Phoenix, Arizona                85015
(Address of principal executive offices)             (Zip code)

                                  602-242-5507
              (Registrant's telephone number, including area code)


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Item 5.   Other Events and Required FD Disclosure.

     On March 26, 2004, Colonial Trust Company ("Colonial" or the "Corporation") entered into a Purchase and Assumption Agreement with Heartland Financial USA, Inc. ("Heartland") and its subsidiary, Dubuque Bank and Trust Company ("DB&T"), as amended by that Addendum to Purchase and Assumption Agreement dated as of April 26, 2004 between Heartland, DB&T, Arizona Bank and Trust, a subsidiary of Heartland, and Colonial (collectively, the "Agreement"). Pursuant to the Agreement, Colonial agreed, subject to the satisfaction of certain conditions described in the Agreement, to transfer to AB&T substantially all of the assets of its Wealth Management group ("Wealth Management"), including without limitation (a) certain accrued fees, receivables, prepaid expenses and rights under fiduciary and agency accounts and agreements ("Contracts") of Wealth Management, (b) all equipment and personal property used in the conduct of the business of Wealth Management, (c) all customer lists, customer leads, and other confidential and proprietary information relating to Wealth Management, and (d) the goodwill related to Wealth Management. DB&T also agreed to assume certain liabilities associated with Wealth Management, including without limitation (i) Wealth Management's accrued expenses during the calendar month in which the Closing occurs, (ii) all liabilities relating to servicing the fiduciary or agency accounts after the Closing, (iii) a prorated portion of the personal property and other taxes related to the Wealth Management Assets being purchased, and (iv) liabilities under a software maintenance agreement utilized by Colonial in the Wealth Management business.

     The parties further agreed that at the Closing under the Agreement, AB&T would be the substitute fiduciary for Colonial on each of Colonial's fiduciary and agency accounts that can be assigned to AB&T at the Closing, and that, effective as of such Closing, Colonial would be released from all fiduciary duties with respect to such accounts. Additionally, the parties agreed that, as to fiduciary or agency accounts that have not been transferred as of the Closing Date ("Incomplete Accounts"), (i) AB&T will assume the administrative functions as to all Incomplete Accounts as of the Closing Date, (ii) upon receipt of all necessary approvals to the transfer of an Incomplete Account, such Incomplete Account will be transferred to AB&T, (iii) all fees relating to Incomplete Accounts will be paid to AB&T beginning on the Closing Date of the Agreement,
(iv) DB&T will pay to Colonial on the last day of each month the purchase price applicable to all Incomplete Accounts which are transferred to AB&T during the previous month, and (v) in the event that all Incomplete Accounts are not transferred to AB&T within 120 days of the Closing Date under the Agreement, Colonial may, at any time thereafter, terminate the arrangement described above as to Incomplete Accounts and transfer the applicable Incomplete Accounts to another party. It is anticipated that AB&T would operate Wealth Management from the portion of Colonial's current headquarters located in Phoenix, Arizona currently utilized by Wealth Management for a period not to exceed one year following the Closing under the Agreement.

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     The  purchase  price to be paid by DB&T at the Closing will be paid in cash and will equal the sum of (i) 1.88 times the amount of the annual recurring fees during the last 12 months ending on the last day of the month immediately preceding the month in which the Closing occurs that are attributable to the fiduciary and agency accounts in existence on January 20, 2004 for which AB&T succeeds Colonial at the Closing; (ii) 1.0 times the amount of the estimated annual recurring fees from the fiduciary and agency accounts that come into existence after January 20, 2004 for which AB&T succeeds Colonial; and (iii) the book value of the equipment and personal property, prepaid expenses and other tangible assets being purchased; provided, however, that the estimated annual recurring fees referenced in "i" and "ii" immediately above will be prorated for accounts that have been in existence for less than 12 months as of the Closing under the Agreement.

     AB&T is expected to offer employment, effective as of the Closing, to substantially all of the current employees of Wealth Management, including Bruce Mitchell, Colonial's Vice President and Manager - Wealth Management, and Patricia Heitter, a Vice President of Colonial. Mr. Mitchell and Ms. Heitter also executed employment and non-competition agreements to be effective at the Closing.

     The Agreement is subject to the approval of the shareholders of Colonial, receipt of all required regulatory approvals, Colonial's receipt of a fairness opinion from its investment banker, Bank Advisory Group, Colonial's transfer at the Closing of fiduciary and agency accounts representing at least 67% of all the recurring fees received by Colonial for such services, and certain other customary closing conditions. If such approvals are received and all Closing conditions are satisfied, it is expected that Closing under the Agreement would occur in the third quarter of 2004.


Item 7. Financial Statements and Exhibits.

     (a) Inapplicable
     (b) Inapplicable
     (c) Exhibits:

            99(a) Purchase and Assumption Agreement between Heartland Financial USA, Inc., Dubuque Bank and Trust Company, and Colonial Trust Company

            99(b)  Addendum  to  Purchase  and  Assumption   Agreement   between
            Heartland Financial USA, Inc., Dubuque Bank and Trust Company, Arizona Bank and Trust Company, and Colonial Trust Company.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                     COLONIAL TRUST COMPANY
                                                     (Registrant)

Date: April  27, 2004.                      By:      /s/ John K. Johnson

                                                     John K. Johnson
                                                     President and
                                                     Chief Executive Officer



                                                   EXHIBIT INDEX

Exhibit Number             Description of Exhibit

99(a) Purchase and Assumption Agreement between Heartland Financial USA, Inc., Dubuque Bank and Trust Company and Colonial Trust Company.

99(b) Addendum to Purchase and Assumption Agreement between Heartland Financial USA, Inc., Dubuque Bank and Trust Company, Arizona Bank and Trust Company, and Colonial Trust Company.